NEWS RELEASE

FOR IMMEDIATE RELEASE

SANDY SPRING BANCORP TO RECORD NONCASH GOODWILL ADJUSTMENT FOR THIRD QUARTER

OLNEY, MARYLAND, October 7, 2008 — Sandy Spring Bancorp, Inc., (Nasdaq-SASR) the parent company of Sandy Spring Bank, today announced that it will record a $2.3 million pretax, non-cash charge in its third quarter earnings related to impairment of goodwill associated with the Company’s leasing subsidiary, The Equipment Leasing Company. It is anticipated that this goodwill adjustment will effect third quarter earnings by $.08 per share on an after tax basis.

In accordance with Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets, management re-evaluated its recorded goodwill for possible impairment. The adjustment of goodwill is a non-cash charge that will not adversely impact Sandy Spring Bancorp’s daily operations, FDIC deposit insurance coverage, regulatory capital or balance sheet liquidity and cash flow.

Furthermore, as of September 30, 2008, Sandy Spring Bank remains in the highest regulatory capital category of "well capitalized."

Due to the extreme volatility in the current markets and the lack of pricing data to value the leasing portfolio, this represents the Company’s best estimate of impairment at this time. This impairment valuation will be reviewed again and adjusted, as necessary, in the fourth quarter.

About Sandy Spring Bancorp/Sandy Spring Bank

With $3.2 billion in assets, Sandy Spring Bancorp is the holding company for Sandy Spring Bank and its principal subsidiaries, Sandy Spring Insurance Corporation, The Equipment Leasing Company and West Financial Services, Inc. Sandy Spring Bancorp is the second largest publicly traded banking company headquartered in Maryland. Sandy Spring is a community banking organization that focuses its lending and other services on businesses and consumers in the local market area. Independent and community-oriented, Sandy Spring Bank was founded in 1868 and offers a broad range of commercial banking, retail banking and trust services through 42 community offices in Anne Arundel, Carroll, Frederick, Howard, Montgomery, and Prince George’s counties in Maryland, and Fairfax and Loudoun counties in Virginia. Through its subsidiaries, Sandy Spring Bank also offers a comprehensive menu of leasing, insurance and investment management services. Visit www.sandyspringbank.com to locate an ATM near you or for more information about Sandy Spring Bank.

For additional information or questions, please contact:
Hunter R. Hollar, Chief Executive Officer, or
Daniel J. Schrider, President, or
Philip J. Mantua, Executive V.P. & Chief Financial Officer
Sandy Spring Bancorp
17801 Georgia Avenue
Olney, Maryland 20832
1-800-399-5919
E-mail: HHollar@sandyspringbank.com
DSchrider@sandyspringbank.com
PMantua@sandyspringbank.com
Web site: www.sandyspringbank.com